Filed Pursuant to Rule 433

Registration No. 333-160337

Dated August 3, 2009

PRESS RELEASE	Contact:	Tiffany K. Glenn
For Immediate Release		Executive Vice President
Investor Relations Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES ANNOUNCES

COMMON STOCK OFFERING

Norfolk, Virginia, August 3, 2009: Hampton Roads Bankshares, Inc. (Nasdaq: HMPR), the financial holding company for Bank of Hampton Roads and Shore Bank, today announced that it has commenced an offering to sell up to 32,500,000 shares of common stock in an underwritten public offering. Sandler O’Neill + Partners, L.P. is acting as the sole lead book-running manager and BB&T Capital Markets, a division of Scott and Stringfellow, LLC, Howe Barnes Hoefer & Arnett, Inc. and Janney Montgomery Scott LLC are acting as co-managers for the offering.

The shares will be issued pursuant to a prospectus supplement and prospectus filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3 (File No. 333-160337). The Company intends to grant the underwriters an option to purchase up to an additional 4,875,000 shares sold to cover over-allotments, if any.

The Company expects to use the net proceeds from this offering for general corporate purposes.

Hampton Roads Bankshares has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that Hampton Roads Bankshares has filed with the SEC for more complete information about the company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from our company website at www.bankofhamptonroads.com/irelations.html or from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, or toll free at 866-805-4128; from BB&T Capital Markets, a division of Scott and Stringfellow, LLC at 909 E. Main Street, Richmond, Virginia, 23219, or 804-780-3267; from Howe Barnes Hoefer & Arnett, Inc., 222 South Riverside Plaza, Seventh Floor, Chicago, Illinois 60606 or toll-free at 800-800-4693; or from Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@jmsonline.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of the prospectus and prospectus supplement.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates thirty banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Cautionary Statement Regarding Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s prospectus and preliminary prospectus supplement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and see the other reports filed and furnished by the Company to the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements made in this press release.

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